EXHIBIT 10.3


                  AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of July 10, 2000 among B2B EURO WIRELESS.COM INC., a Nevada corporation ("B2B"), MARGATE INDUSTRIES, INC., a Delaware corporation ("Margate"), ______________________________, a Delaware
corporation to be formed by Margate ("Holding Company"), ____________________, a Delaware corporation to be formed as a direct wholly owned subsidiary of Holding Company (the "Merger Sub 1"), and ____________________, a Delaware corporation to be formed as a direct wholly owned subsidiary of Holding Company (the "Merger Sub 2") (each of Holding Company, Merger Sub 1 and Merger Sub 2 to execute signature pages hereto upon their formation).

                                RECITALS

     A. The Boards of Directors of each of B2B and Margate believe it is in the best interests of each company and their respective shareholders that Margate form Holding Company and Merger Sub 1 and Merger Sub 2 for the purposes of (i) effecting a reorganization of Margate pursuant to which Holding Company will be the sole owner of all of the issued and outstanding capital stock of Margate, and the current stockholders of Margate will become the stockholders of Holding Company through the statutory merger of Merger Sub 1 with and into Margate (the creation of the Holding Company, Merger Sub 2 and such statutory merger hereinafter being referred to as (the "REORGANIZATION"), and (ii) having Holding Company acquire B2B through the statutory merger of Merger Sub 2 with and into B2B (the "MERGER").

     B. In furtherance of the foregoing, the Board of Directors of Margate has approved the Reorganization and the Boards of Directors of Margate and B2B have each approved the Merger.

     C. Pursuant to the Merger and subject to the terms and conditions of this Agreement, Holding Company shall acquire from the shareholders of B2B all of the issued and outstanding shares of common stock of B2B ("B2B COMMON STOCK"), in exchange for shares of Common Stock of Holding Company ("HOLDING COMPANY SHARES").

     D. Margate and B2B desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. It is intended by the parties hereto that the Reorganization and Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

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     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                      THE MERGER AND REORGANIZATION

     1.1 THE MERGER AND REORGANIZATION. (a) At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada General Corporation Law ("Nevada Law") and the Delaware General Corporation Law ("Delaware Law"), Merger Sub 2 shall be merged with and into B2B, the separate corporate existence of Merger Sub 2 shall cease, and B2B shall continue as the surviving corporation and as a wholly-owned subsidiary of Holding Company. B2B as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

          (b) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub 1 shall be merged with and into Margate, the separate corporate existence of Merger Sub 1 shall cease, and Margate shall continue as the surviving corporation and as a wholly-owned subsidiary of Holding Company.

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Merger and the Reorganization (the "CLOSING") will take place at a place and time and on a date reasonably agreed to by Margate and B2B which date shall be no later than the business day following satisfaction or waiver of the conditions set forth in Article VI, and in no event later than sixty days following the date the Staff of the Securities and Exchange Commission will grant effectiveness to the Form S-4 to be filed in connection with the Reorganization and Merger, unless another date is agreed to by Margate and B2B. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, (i) the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Nevada (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Nevada of such filing being referred to herein as the "EFFECTIVE TIME") and by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware in accordance with applicable law, and (ii) the parties hereto shall cause the Reorganization to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware in accordance with applicable law .

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and

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franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, the Certificate of Incorporation of B2B as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The Bylaws of B2B, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors of B2B immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of B2B immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 SHARES TO BE ISSUED; EFFECT ON COMMON STOCK. The aggregate number of Holding Company Shares to be issued pursuant to the Merger in exchange for the acquisition by Holding Company of all outstanding B2B Common Stock shall be the Aggregate B2B Share Number (as defined in Section
1.6(h)(iii)). The aggregate number of Holding Company Shares to be issued pursuant to the Reorganization in exchange for the acquisition by Holding Company of all outstanding securities of Margate ("Margate Common Stock") shall be the Aggregate Margate Share Number (as defined in Section
1.6(h)(iv)) Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub 1, Merger Sub 2, Margate, B2B or the holder of any shares of B2B Common Stock or Margate Common Stock, the following shall occur:

          (a) EXCHANGE OF B2B COMMON STOCK. Each share of Common Stock, par value $.001 per share, of B2B ("B2B COMMON STOCK"), issued and outstanding immediately prior to the Effective Time will be exchanged for that number of newly issued Holding Company Shares equal to the Exchange Ratio (as defined in Section 1.6(h)(iii) below). All of such Holding Company Shares shall be duly authorized, validly issued, fully paid and non-assessable and, at the Effective Time, the recipients thereof shall be sole owners of such Holding Company Shares, free and clear of all liens, claims and encumbrances whatsoever.

          (b) STOCK OPTIONS. At the Effective Time, all options to purchase B2B Common Stock then outstanding shall be treated in accordance with the provisions described below.

               (i) Immediately prior to the Effective Time, each holder of an outstanding option to purchase shares of B2B Common Stock (each a "B2B OPTION") under an Option Plan or otherwise, whether vested or unvested, shall be entitled to receive as of the Effective Time an option

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to purchase Holding Company Shares (a "Replacement Option"), with the vesting schedule for the Replacement Option being the same as the vesting schedule for the corresponding B2B Option with full credit being given by Holding Company for such optionee's length of service with B2B. Following the Effective Time, each holder of a Replacement Option, upon exercise of such Replacement Option (if and when vested), shall be entitled to receive that number of whole shares of Holding Company Shares equal to the product of the number of shares of B2B Common Stock that were issuable upon exercise of the corresponding B2B Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Exchange Ratio, rounded up (in the case of Replacement Options) to the nearest whole number of Holding Company Shares. In addition, following the Effective Time, the per share exercise price for the Holding Company Shares issuable upon exercise of such Replacement Options shall be equal to the quotient determined by dividing the exercise price per share of B2B Common Stock at which the corresponding B2B Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent. It is the intention of the parties that the Replacement Options be, following the Effective Time, Nonqualified stock options. Promptly following the Effective Time, Holding Company will issue to each holder of an Replacement Option a document evidencing the foregoing.

               (ii) Each B2B Option outstanding immediately prior to the Effective Time shall be deemed canceled and extinguished without any conversion thereof at the Effective Time, subject to issuance of the Replacement Options as provided herein.

          (c)  OPTIONS IN MARGATE.   Each option to purchase common stock
of Margate held by an employee, officer or director of Margate and as disclosed on Schedule 2.2(c) below shall be assumed by the Holding Company on identical terms to those which were in place on the date such options were granted, provided, however the exercise price shall be $1.625 per share and the options will be exercisable for shares of the Holding Company rather than Margate.

          (d) SECURITIES OF B2B. The issued and outstanding securities of B2B shall remain outstanding and shall be unchanged as a result of the Merger (except that ownership of the B2B shares shall pass to Holding Company pursuant to Section 1.6(a)).

          (e) SECURITIES OF HOLDING COMPANY. The issued and outstanding securities of Holding Company immediately prior to the Effective Time shall remain outstanding and shall be unchanged as a result of the Merger.

          (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holding Company Shares or B2B Common Stock), reorganization, recapitalization or other like change with respect to Holding Company Shares occurring after the date hereof and prior to the Effective Time.

          (g) FRACTIONAL SHARES. No fraction of a share of Holding Company Shares will be issued, but in lieu thereof, each holder of shares of B2B Common Stock who would otherwise be

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entitled to a fraction of a share of Holding Company Shares (after aggregating all fractional shares of Holding Company Shares to be received by such holder) shall be entitled to receive a whole Holding Company Share from Holding Company.

          (h)  DEFINITIONS.

               (i) AGGREGATE B2B SHARES. The "Aggregate B2B Shares" shall mean the aggregate number of shares of B2B Common Stock outstanding immediately prior to the Effective Time.

               (ii) AGGREGATE MARGATE SHARES. The "Aggregate Margate Shares" shall mean the aggregate number of shares of Margate Common Stock (on a fully diluted basis assuming the exercise of all outstanding options and warrants and the conversion of any and all instruments or securities which are convertible into equity securities) outstanding immediately prior to the Effective Time.

               (iii) AGGREGATE B2B SHARE NUMBER. The "Aggregate B2B Share Number" shall mean such number of newly issued Holding Company Shares that, when issued to the shareholders of B2B at the Effective Time and including all Replacement Options, will result in the shareholders of B2B owning, on a fully-diluted basis, 89.4 percent of the total number of issued and outstanding Holding Company Shares after giving effect to such issuance, rounded to the nearest whole share (with all fractions of a share being rounded up).

               (iv) The "AGGREGATE MARGATE SHARE NUMBER" shall mean such number of newly issued Holding Company Shares that, when issued to the shareholders of Margate at the Effective Time and including all Holding Company Shares issuable upon the exercise of the options described in
Section 1.6(c) above, will result in the shareholders, and upon exercise of the options described in Section 1.6(c) current option holders, of Margate owning, on a fully-diluted basis, 10.6 percent of the total number of issued and outstanding Holding Company Shares after giving effect to such issuance hereof, rounded to the nearest whole share (with all fractions of a share being rounded up).

               (v) EXCHANGE RATIO. The "Exchange Ratio" shall mean, in the case of B2B a fraction, (a) the numerator of which is equal to the Aggregate B2B Share Number, and (b) the denominator of which is equal to the Aggregate B2B Shares and in the case of Margate a fraction (a) the numerator of which is equal to the Aggregate Margate Share Number and (b) the denominator of which is equal to the Aggregate Margate Shares.



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               (i)  RELATIVE PERCENTAGE OWNERSHIP.  Notwithstanding
anything contained in this Section 1.6 to the contrary, the issuance of the Aggregate Share Number of newly issued Holding Company Shares to the shareholders of B2B in the Reorganization and Merger, but excluding any Margate shares acquired by such persons in the open market prior to the Effective Time, shall result in such persons having an ownership interest at the Effective Time not exceeding 89.4 percent of the total number of issued and outstanding Holding Company Shares on a fully-diluted basis.

     1.7  INTENTIONALLY OMITTED

     1.8  SURRENDER OF CERTIFICATES.

          (a) HOLDING COMPANY TO PROVIDE COMMON STOCK. At the Closing, Holding Company shall make available the aggregate number of shares of Holding Company Shares issuable pursuant to Section 1.6.

          (b) EXCHANGE PROCEDURES. At the Closing, B2B shall cause to be surrendered the certificates representing outstanding shares of B2B Common Stock in exchange for Holding Company Shares. At the Closing, Margate shall cause to be surrendered the certificates representing outstanding shares of Margate Common Stock in exchange for Holding Company Shares. In each such case, upon surrender of such certificates ("CERTIFICATES") to Holding Company, the holders of such Certificates shall be entitled to receive in exchange therefor a number of whole shares of Holding Company Shares to which such holder is entitled pursuant to Section 1.6 and the Certificates so surrendered shall forthwith be canceled.

          (c) TRANSFERS OF OWNERSHIP. If any share of Holding Company Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Holding Company or any agent designated by it any transfer or other taxes required by reason of the issuance of shares of Holding Company Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Holding Company or any agent designated by it that such tax has been paid or is not payable.

     1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

     1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of B2B and Merger Sub, the officers and directors of B2B, Margate, Holding Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

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                               ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF MARGATE

     Margate, with respect to itself and each of its subsidiaries (all references to Margate in this Article II to be deemed references to Margate and its subsidiaries taken as a whole and all references to Merger Sub shall be deemed to refer to Merger Sub 1 and Merger Sub 2), hereby represents and warrants to B2B as follows:

     2.1 ORGANIZATION OF MARGATE, HOLDING COMPANY AND MERGER SUB. (a) Margate is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Margate has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Margate is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would or would reasonably be likely to have a Material Adverse Effect on Margate. For purposes hereof, a "MATERIAL ADVERSE EFFECT" means any event, effect or change that has, would or would reasonably be likely to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations or prospects of an entity. Margate has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to B2B. SCHEDULE 2.1 lists the current directors and officers of Margate.

          (b)  On the Closing Date, each of Holding Company and Merger Sub
(i) will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power to own, lease and operate its properties and to carry on its business as proposed to be conducted; and (ii) will be duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would or would reasonably be likely to have a Material Adverse Effect. On or prior to the Closing Date, Margate will deliver to B2B true and correct copies of the Certificate of Incorporation and Bylaws of each of Holding Company and Merger Sub, each as amended to date.



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     2.2  CAPITAL STRUCTURE OF MARGATE AND HOLDING COMPANY.

          (a) The authorized capital stock of Margate consists of 5,000,000 shares of Common Stock, par value $.015 per share, of which 1,609,542 shares are issued and outstanding. As at May 29, 2000, such Common Stock was held of record by the persons, with the record addresses and in the amounts set forth on SCHEDULE 2.2(a). At the Closing, Margate shall deliver a revised Schedule 2.2(a) which shall set forth updated shareholder information as of a date not more than thirty (30) days prior to the Closing Date. All outstanding shares of Margate Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, including without limitation, such rights created by statute, the Certificate of Incorporation or Bylaws of Margate or any agreement to which Margate is a party or by which it is bound.
After giving effect to the Reorganization, all of such shares of Common
Stock of Margate will be held of record and beneficially by the Holding Company.

          (b) On the Closing Date, the authorized capital stock of the Holding Company will consist of 5,000,000 shares of Common Stock, par value $.015 per share, of which 1,609,542 shares will be issued and outstanding after giving effect to the Reorganization; PROVIDED that if any shares of Margate Common Stock are issued upon the valid exercise of Margate Options (as defined below), then at the Closing Margate shall deliver a Schedule 2.2(b) setting forth the adjusted number of issued and outstanding Holding Company shares (after giving effect to the Reorganization). All shares of Holding Company Common Stock to be issued to holders of B2B Common Stock and Margate Common Stock pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights, including without limitation, such rights created by statute, the Certificate of Incorporation or Bylaws of Holding Company or any agreement to which Holding Company is a party or by which it is bound, free and clear of all liens, pledges, encumbrances, charges, security interests, agreements or claims by or on the part of any person, firm, corporation, or other entity ("LIENS") or any other limitation or restriction.

          (c) Margate has issued options (the "Margate Options") to purchase an aggregate of 280,000 shares of Margate Common Stock to certain individuals identified in SCHEDULE 2.2(c). There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Margate is a party or by which it is bound obligating Margate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Common Stock of Margate or obligating Margate to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Margate. Schedule
2.2 (c) sets forth for each outstanding Margate Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Margate Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date. Margate has never accelerated the vesting schedule of any of the outstanding Margate Options and no Margate Option will be accelerated and become exercisable by reason of the transactions

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contemplated by this Agreement.  To the best knowledge of Margate, there are no voting trusts, proxies, or other agreements with respect to the voting stock of Margate. Except as disclosed herein, the consummation of the Merger will not trigger, create or otherwise cause any entity or individual (other than the B2B shareholders and the holders of B2B Options on and subject to the terms and conditions of this Agreement) to have any right, under the terms of Margate's Articles or Bylaws or pursuant to any contract with Margate, to receive or acquire any securities of Margate, Holding Company or Merger Sub.

          (d) On the Closing Date: (i) all of the outstanding capital stock of Merger Sub will be owned by Holding Company free and clear of all Liens; (ii there will be no securities of Holding Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Holding Company or its subsidiaries other than the existing Margate options described in Schedule 2.2(c) above which shall convert to Holding Company options as of the Effective Time pursuant to Section 1.6(b)(iii) above, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, Merger Sub. There are no outstanding contractual obligations of Holding Company or Merger Sub to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in Merger Sub.

     2.3 SUBSIDIARIES. Except as set forth in SCHEDULE 2.3, Margate does not have any subsidiaries and does not otherwise own any shares of common stock or any other equity interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 AUTHORITY. Subject only to the requisite approval of the Reorganization, the Merger and this Agreement by Margate's stockholders, Margate has and, on the Closing Date, each of Holding Company and Merger Sub will have, all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required by Margate's stockholders to duly approve the Reorganization, the Merger and this Agreement is fifty percent (50%) of the outstanding shares. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Margate, subject only to the approval of the Reorganization, the Merger and this Agreement by Margate's stockholders. Margate's Board of Directors has approved the Reorganization, the Merger and this Agreement. This Agreement has been duly executed and delivered by Margate and, on the Closing Date, will be duly executed and delivered by each of Holding Company and each Merger Sub. This Agreement constitutes the valid and binding obligation of Margate and, on the Closing Date, will constitute the valid and binding obligation of each of Holding Company and each Merger Sub, in each case enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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     2.5  ABSENCE OF CONFLICTS.  Subject only to the approval of the
Reorganization, the Merger and this Agreement by Margate's stockholders, the execution and delivery of this Agreement by Margate, Holding Company and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the respective Certificate of Incorporation or Bylaws of Margate, Holding Company or Merger Sub or (ii) any mortgage, indenture, lease or other material contract, agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any such party or its properties or assets. Except as set forth in Schedule 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with any of Margate, Holding
Company or Merger Sub (so as not to trigger any Conflict), is required by or with respect to Margate, Holding Company or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by any such party of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Nevada, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

     2.6 FINANCIAL STATEMENTS. SCHEDULE 2.6 sets forth Margate's audited consolidated balance sheet as of December 31, 1999, December 31, 1998 and December 31, 1997 and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the periods then ended (the "AUDITED FINANCIALS"). The Audited Financials have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Audited Financials present fairly the financial condition, operating results and cash flows of Margate as of the dates and for the periods indicated therein. Margate's audited Balance Sheet as of December 31, 1999 is sometimes referred to herein as the "CURRENT BALANCE SHEET".

     2.7 NO UNDISCLOSED LIABILITIES. (a) Margate does not have and, on the Closing Date, neither Margate nor the Holding Company will have, any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of Margate's business since the date of the Current Balance Sheet, consistent with past practices.

     (b) On the Closing Date, Merger Sub will not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued,

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absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles).

     2.8 SEC FILINGS; FINANCIAL STATEMENTS. SCHEDULE 2.8 contains a list of all documents filed by Margate with the Securities and Exchange Commission (the "SEC") from and after January 1, 1998, copies of which Margate has made available to B2B, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be. The consolidated financial statements of Margate, including the notes thereto, included in the SEC Documents comply or (as of the date of filing) will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or (as of the date of filing) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) and present or will present (as of the date of filing) fairly the consolidated financial position of Margate at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments which on the basis of information available to Margate as of the date hereof will not be material in amount or significance). There has been no change in Margate's accounting policies except as described in the notes to Margate's financial statements. As of the date hereof, Margate has filed, and, at the Effective Time, Margate will have filed with the SEC and the Nasdaq Stock Market all reports and other documents required to be filed by it under applicable federal securities laws and regulations and agreements with the SEC and the Nasdaq Stock Market. Neither the SEC Documents, as of the date of filing thereof (except as subsequently amended or superseded), nor any statement made in any certificate or other document furnished by Margate or Holding Company pursuant to this Agreement contained or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.9  NO CHANGES.  Except as disclosed in SCHEDULE 2.9, since December 31,
1999:

          (1) There has, at no time, been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Margate;

          (2) Margate has not authorized, declared, paid, effected or set aside any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any of its capital stock, except as contemplated in Section 4.4;

          (3) The operations and business of Margate have been conducted, in all respects, only in the ordinary course in accordance and consistent with past practices;

          (4) Margate has not suffered any loss of or damage to any material assets (whether or not covered by insurance), business or customers, or waived any right of material value;

          (5) Margate has not, other than in the ordinary course of business, sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, lease or otherwise dispose of, any of its assets or entered into any other transaction, contract or commitment or incurred any obligation or commitment;

          (6) Margate has not engaged in any transaction involving more than $50,000 in the aggregate, except in the ordinary course of business and consistent with past practices;

          (7) Margate has not made any amendments or changes to its Articles of Incorporation or Bylaws or to the terms of any outstanding securities;

          (8) Margate has not made any capital expenditure or commitment, either individually or in the aggregate, exceeding $50,000;

          (9) There has not been any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Margate;

          (10) There has not been any increase in the salary or other compensation payable or to become payable by Margate to any of its officers, directors, employees or advisors, or the declaration, payment, or commitment or obligation of any kind for the payment by Margate of, a bonus or other additional salary or compensation to any such person;

          (11) There has not been any termination, extension, amendment or modification to the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which Margate is a party or by which it or any of its assets are bound;

          (12) There has not been any sale, lease, license or other disposition of any of the material assets or properties of the Margate, or the creation of any security interest in such assets or properties;

          (13) Margate has not waived or released any right or claim, including any write-off or other compromise of any account receivable of Margate exceeding $50,000 in the aggregate;

          (14) There has not been any material change in the pricing charged by Margate to its customers or in the pricing charged by any suppliers or other entities from which Margate purchases products or services;

          (15) There is not and has not been issuance or sale, or contract to issue or sell, by Margate of any of its Common Stock, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

          (16) There has not occurred any event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect on Margate;

          (17) There has not occurred any negotiation or agreement by Margate or any officer or employee thereof to do any of the things described in the preceding clauses (other than negotiations with B2B and its representatives regarding the transactions contemplated by this Agreement); and

          (18) Margate has not entered into any agreement or commitment to do any of the things described in the preceding clauses (1) through (17).

     2.10 TAX MATTERS. Margate has paid all domestic, foreign and other taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (collectively, "Taxes"), required to be paid by it through the date hereof and all deficiencies or other additions to tax, interest and penalties thereon owed by it, and has withheld with respect to its employees all federal and state taxes required to be withheld. Margate has timely filed all domestic and foreign tax returns, estimates, information statements and reports (collectively, "Returns") required to be filed by it and such Returns have been completely and accurately prepared in accordance with applicable law and regulations. Margate will cause to be filed in a timely manner all Returns required to be filed after the date hereof and on or before the Closing Date in connection with any Tax with respect to Margate. Margate has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against Margate, nor has Margate executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No audit or other examination of any Return of Margate is presently in progress, nor has Margate been notified of any request for such an audit or other examination. Margate has made available to B2B true and complete copies of all tax Returns for Margate, including all income tax Returns and all sales and use tax Returns, filed for the 1997, 1998 and 1999 tax years. Margate has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien on the assets of Margate. Margate is not a party to any tax sharing, tax indemnification or tax allocation agreement nor does Margate owe any amount under any such agreement.

     2.11  RESTRICTIONS ON BUSINESS ACTIVITIES.  Other than as set forth on
SCHEDULE 2.11, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Margate is a party or otherwise binding upon Margate which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Margate, any acquisition of property (tangible or intangible) by Margate or the conduct of business by Margate. Margate has not entered into any agreement under which Margate is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.12  TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) SCHEDULE 2.12(a) sets forth a list of all real property currently owned or leased by Margate, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) Margate has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet or in SCHEDULE 2.12(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (c) SCHEDULE 2.12(c) lists all material items of equipment (the "Equipment") owned or leased by Margate as of March 31, 2000, and such Equipment is (i) adequate for the conduct of the business of Margate as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. At the Closing, Margate shall deliver a revised Schedule 2.12(c) which shall set forth an updated list of Equipment as of a date not more than thirty (30) days prior to the Closing Date.

     2.13 INTELLECTUAL PROPERTY. The patents, patent applications, patent licenses, trade names, trademarks, service marks, copyrights and other intellectual property rights identified on SCHEDULE 2.13 constitute all such intellectual property rights owned or used by or licensed to Margate (collectively, "INTELLECTUAL PROPERTY"). Margate owns or otherwise possesses legally enforceable rights to use each item of the Intellectual Property. Except as set forth in said Schedule, Margate is not a party to any written or oral agreement whereby any third party is licensed or otherwise permitted to use any Intellectual Property or any know-how, formula, trade secret or proprietary right owned or used by it. To the best of its knowledge, Margate is not violating or infringing any patent, patent license, trade name, trademark, service mark, copyright, know-how, formula or other proprietary right or trade secret of any third party, and there is no claim, action or proceeding pending or, to the knowledge of Margate threatened, with respect to any such violation or infringement. Margate has no knowledge of any trade name, trademark, service mark, copyright or other proprietary right that infringes upon any of the Intellectual Property.

     2.14  AGREEMENTS, CONTRACTS AND COMMITMENTS.

          (a) Except as set forth on SCHEDULE 2.14(a), Margate does not have, is not a party to nor is it bound by:

               (i) any contracts or agreements, to which Margate is a party with respect to any Intellectual Property with a value or cost in excess of $25,000;

               (ii) any currently effective employment or consulting agreement or contract (or commitment to enter into any such agreement or contract) with an employee or individual consultant or salesperson or currently effective consulting or sales agreement or contract (or commitment to enter into any such agreement or contract) with a firm or other organization,

               (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (iv)  any fidelity or surety bond or completion bond,

               (v) any lease of personal property having a value individually in excess of $25,000,

               (vi) any agreement of indemnification, agreement providing for reimbursement of payments or providing a right of rescission, hold harmless or guaranty; or any obligation or liability with respect to infringement by Margate or any other person of the Intellectual Property rights of another person,

               (vii) any agreement, contract or commitment containing any covenant limiting the freedom of Margate to engage in any line of business or to compete with any person,

               (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate,

               (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Margate's business,

               (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

               (xi) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate,

               (xii)  any construction contracts,

               (xiii) any distribution, joint marketing or development agreement, or

               (xiv) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty
(30) days.

          (b) Margate is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any material agreement, contract, covenant, instrument, lease, license or commitment to which Margate is a party or by which it is bound (collectively a "CONTRACT"), nor is Margate aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed on SCHEDULE 2.14(b), is not subject to any material default thereunder by any party obligated to Margate pursuant thereto. Margate has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Reorganization or the Merger or for such Contracts to remain in effect without modification after the Closing.

     2.15 INTERESTED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.15, no officer or director of Margate or holder of 5% or more of any class or series of capital stock of Margate (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that Margate furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Margate, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting securities of a publicly traded entity shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

     2.16 GOVERNMENTAL AUTHORIZATION. SCHEDULE 2.16 accurately lists each consent, license, permit, grant or other authorization issued to Margate by a Governmental Entity (i) pursuant to which Margate currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "MARGATE AUTHORIZATIONS"). Margate Authorizations are in full force and effect and constitute all Margate Authorizations required to permit Margate to operate or conduct its business or hold any interest in its properties or assets.

     2.17 LITIGATION. Except as set forth in SCHEDULE 2.17, there is no action, suit or proceeding of any nature pending, or, to the best knowledge of Margate, threatened, against Margate, its properties or any of its officers or directors, nor, to the knowledge of Margate, is there any reasonable basis therefor. There is no investigation pending or, to Margate's knowledge, threatened against Margate, its properties or any of its officers or directors (nor, to the best knowledge of Margate is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Margate to conduct its operations as presently or previously conducted.

     2.18 ACCOUNTS RECEIVABLE. Margate has made available to B2B a list of all accounts receivable of Margate ("ACCOUNTS RECEIVABLE") as of July 10, 2000 and will make available at the Closing a list of Accounts Receivable as of a date not more than thirty (30) days prior to the Closing Date, in each case with a range of days elapsed since invoice. All Accounts Receivable of Margate have arisen from bona fide transactions in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied, and Margate is not aware of any claim of set-off or other dispute with respect to any such Accounts Receivable. Except as set forth on Schedule 2.18 hereto, no person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

     2.19 MINUTE BOOKS. The minutes of Margate made available to counsel for B2B are the only minutes of Margate and contain a reasonably accurate summary of all actions taken at meetings of the Board of Directors of Margate and its stockholders or actions by written consent since the time of incorporation of Margate.

     2.20 ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS MATERIAL. Margate has not: (i) operated any underground storage tanks at any property that Margate has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of Margate or, to Margate's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Margate has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. Margate has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any applicable law in effect during its existence, nor has Margate disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any applicable rule, regulation, treaty or statute in effect during its existence and promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) PERMITS. Margate currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of Margate's Hazardous Material Activities and other businesses of Margate as such activities and businesses are currently being conducted.

          (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Margate's knowledge threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Margate. To the best knowledge of Margate's current management, there exists no fact or circumstance which could impose upon Margate any environmental liability.

     2.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Margate has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

     2.22  EMPLOYEE BENEFIT PLANS AND COMPENSATION.

          (a) Except as disclosed in SCHEDULE 2.22, Margate (a) does not maintain or contribute to any "employee benefit plan" as defined in ERISA, including without limitation, any profit-sharing, deferred compensation, bonus, stock option, stock award, stock purchase or other equity-based compensation, severance, salary continuation, life insurance, bonus, employment, executive compensation, consulting, directors' benefit or other compensation or incentive program, plan, agreement or arrangement, for which Margate or any of its subsidiaries has any obligation to or liability, contingent or otherwise and (b) does not maintain or contribute to any plan, policy or arrangement providing for fringe benefits to its employees, including but not limited to vacation, disability, sick leave, severance, pension, medical, hospitalization, life, insurance plans, or related or similar benefits (each, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). There are no negotiations, demands or proposals, which are now pending or have been made, which concern matters now covered, or that would be covered, by agreements or arrangements of the type described in this Section. Margate does not have any plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan or to modify any Employee Benefit Plan.

          (b) Margate has provided or made available to B2B, (i) correct and complete copies of all documents embodying each Employee Benefit Plan including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the three most recent annual reports, if any, required under ERISA or the Code in connection with each Employee Benefit Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all IRS determination letters and rulings relating to the Employee Benefit Plans; (v) all material agreements and contracts relating to each Employee Benefit; and (viii) all communications material to any employee or employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Margate.

          (c) Margate has performed all material obligations required to be performed by it under each Employee Benefit Plan and each Employee Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. There are no actions, suits or claims pending, or, to the knowledge of Margate threatened or anticipated (other than routine claims for benefits) against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. There are no inquiries or proceedings pending or, to the knowledge of Margate, threatened by the IRS or Department of Labor with respect to any Employee Benefit Plan, and Margate is not subject to any penalty or tax with respect to any Employee Benefit Plan under ERISA or the Code.

          (d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Employee Benefit Plan or trust that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     2.23 EMPLOYMENT MATTERS. Margate (i) is in material compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to current, former or retired employees ("Employees"); (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of Margate may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of Margate may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

     2.24 INSURANCE. SCHEDULE 2.24 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Margate. There is no claim by Margate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Margate is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Margate has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.
     2.25 COMPLIANCE WITH LAWS. To the best of its knowledge, Margate has complied with in all material respects, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.26 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Margate, nor any statement made in any Schedule or certificate furnished by Margate pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the stockholders of Margate for use in soliciting their consent to this Agreement, the Reorganization and the Merger (a) contains or, with respect to such mailed or delivered documents, will contain at the time of the vote taken by the stockholders of Margate concerning the Reorganization and the Merger, any untrue statement of a material fact, or (b) omits or, with respect to such mailed or delivered documents, will omit at the time of the vote taken by the stockholders of Margate concerning the Reorganization or the Merger, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                               ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF B2B

     B2B represents and warrants to Margate as follows:

     3.1 ORGANIZATION, STANDING AND POWER. B2B is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. B2B has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would be reasonably likely to have a Material Adversely Effect. B2B has delivered to Margate true and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date.

     3.2 AUTHORITY. Subject to the approval of the Merger by B2B's shareholders, B2B has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of B2B. This Agreement has been duly executed and delivered by B2B and constitutes the valid and binding obligation of B2B, enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance in injunctive relief and other equitable remedies. Subject to the requisite shareholder approval, the execution and delivery of this Agreement by B2B does not, and the consummation of the transactions contemplated hereby will not conflict with any provision of the Certificate of Incorporation or Bylaws of B2B or any material contract or agreement to which B2B is a party or any law applicable to B2B. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with B2B (so as not to trigger any Conflict), is required by or with respect to B2B in connection with the execution and delivery of this Agreement or the consummation by B2B of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Nevada Secretary of State and the Delaware Secretary of State, and
(ii) approval by the shareholders of B2B of the transactions contemplated hereby.

     3.3  CAPITAL STRUCTURE.

          (a) The authorized capital of B2B consists of 10,000,000 shares of Common Stock, par value $.001 per share, of which 100,000 shares are issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than those created by or imposed upon the holders thereof.

          (b) Except as set forth in the Stock Purchase Agreement dated March 23, 2000 by and among B2B, the Founding Shareholders (as defined therein) and the Investors (as defined therein), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which B2B is a party or by which it is bound obligating B2B to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Common Stock of B2B or obligating B2B to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar
rights with respect to B2B.   The consummation of the Merger will not
trigger, create or otherwise cause any entity or individual (other than the Holding Company on and subject to the terms and conditions of this Agreement) to have any right, under the terms of B2B's Articles or Bylaws or pursuant to any contract with B2B, to receive or acquire any securities of B2B.

     3.4 FINANCIAL STATEMENTS. B2B is a newly formed entity and, through the date hereof, has not been required to prepare financial statements.

     3.5 NO UNDISCLOSED LIABILITIES. B2B does not have any material liability, indebtedness or obligation of any nature, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), except those incurred in the ordinary course of B2B's business which do not have a Material Adverse Effect.

     3.6 ABSENCE OF CHANGES. Since inception there has been no event, effect or change which by itself or taken in conjunction with all other such events, effects or changes has or would reasonably be expected to have a Material Adverse Effect on the business of B2B.

     3.7 PROVISION OF INFORMATION. None of the information supplied or to be supplied by B2B for inclusion or incorporation by reference in the proxy statement relating to the stockholder approval to be sought by the Holding Company (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the stockholder meeting any event with respect to B2B should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, B2B shall promptly so advise the Holding Company and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Holding Company.

     3.8  REAL PROPERTY.  B2B owns no fee interest in any real property.
SCHEDULE 3.8 sets forth a list of all real property currently leased by B2B, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

     3.9 LITIGATION. There is no action, suit or proceeding of any nature pending, or, to the best knowledge of B2B, threatened, against B2B, its properties or any of its officers or directors, nor, to the knowledge of B2B, is there any reasonable basis therefor. There is no investigation pending or, to B2B's knowledge, threatened against B2B, its properties or any of its officers or directors (nor, to the best knowledge of B2B is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of B2B to conduct its operations as presently or previously conducted.

     3.10  GOVERNMENTAL AUTHORIZATIONS.   No consent, license, permit,
grant or other authorization is required from any Governmental Entity to permit B2B to operate or conduct its business or hold any interest in its properties or assets.

     3.11 EMPLOYEE PLANS. B2B (a) does not maintain or contribute to any employee benefit plan, including without limitation, profit-sharing, deferred compensation, bonus, stock option, stock purchase, or other incentive compensation plan, agreement, or arrangement and (b) does not maintain or contribute to any plan, policy or arrangement providing for fringe benefits to its employees, including but not limited to vacation, disability, sick leave, severance, medical, hospitalization, life, insurance plans, or related or similar benefits.

     3.12 EMPLOYMENT MATTERS. B2B is in material compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, and has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees or other persons who by virtue of their activities performed on behalf of B2B may be deemed employees within the meaning of applicable law.

     3.13 COMPLIANCE WITH LAWS. B2B has duly complied and is complying with all applicable laws and regulations relating to the operation of its business, the ownership and/or use of its properties and equipment, and the sale or distribution of its services, including, without limitation, laws and regulations relating to health and environmental protection.

     3.14 TAXES. As of the date hereof, B2B has not been required to file any tax Returns and has not paid, or been required to pay, any material taxes and is not subject to, and has not been subject to, any audits, administrative or court proceedings or claims with respect to Taxes. In the event B2B files a Return or pays any material Taxes on or before the Effective Date, B2B shall provide a true and complete copy of each such Return to Margate and shall provide prompt written notice of any Taxes paid.

     3.15 MATERIAL CONTRACTS. SCHEDULE 3.15 sets forth a list of all contracts and agreements to which B2B is a party or by which any of its properties or assets are bound, in each case that are material to the business, properties or assets of B2B. Each such contract is in full force and effect. There is no breach or default under any such contract either by B2B or, to B2B's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by B2B or, to B2B's knowledge, any other party, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on B2B.

     3.16 INSURANCE. SCHEDULE 3.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of B2B. There is no claim by B2B pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and B2B is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). B2B has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     3.17 REPRESENTATIONS COMPLETE. None of the representations or warranties made by B2B, nor any statement made in any Schedule or certificate furnished by B2B pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                               ARTICLE IV

                   CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  CONDUCT OF BUSINESS OF MARGATE.

     (a) AFFIRMATIVE COVENANTS. Except as otherwise consented to in writing in advance by B2B, from the date of execution of this Agreement until the Closing or the date of termination of this Agreement, Margate shall:

     (1) Maintain and operate its properties in a manner consistent with the efficient operation of its business and conduct its business only in the ordinary course in substantially the same manner as heretofore conducted.

     (2) Punctually pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it or any of its respective properties, or upon the income and profits thereof;

     (3) Maintain its existence as a corporation validly existing and in good standing under the laws of Delaware and comply in all respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to its business, assets, properties, and rights, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings;

     (4) Notify B2B of the commencement of any litigation against Margate or of the occurrence or existence of any adverse business condition threatening its continued, normal business operations, or of any agreement, license, permit, authority, approval, operating certificate, other certificate, consent, or order involving it;

     (5) At all times maintain, preserve, and keep its properties and equipment in good repair, working order, and condition in all respects so that the business carried on in connection therewith may be properly and advantageously conducted;

     (6) Use its best effort to fulfill its contractual obligations, pay or perform all other obligations when due, maintain in effect its insurance, and preserve its business relations with its present clients, carriers, suppliers and others having business dealings with it;

     (7) Promptly make all filings with all governmental agencies required by it in furtherance of the transactions contemplated hereby and required to maintain in full force and effect all Governmental Authorizations set forth in Schedule 2.16;

     (8) Provide to B2B's President, on a monthly basis, internally-prepared financial statements which fairly present the financial condition, operating results and cash flow of Margate for each calendar month commencing with July 2000;

     (9) Provide to B2B, as soon as practicable, (i) true and complete copies of all litigation documents relating to the proceedings described on
Schedule 2.17 hereto, and (ii) updated lists of Equipment promptly after each such list is prepared; and

     (10) Use its best efforts to assure the satisfaction of the conditions to the effectiveness of the transactions contemplated in this Agreement.

     (b) NEGATIVE COVENANTS. Prior to the Closing, except as otherwise consented to in writing in advance by B2B, Margate shall not:

     (1) Amend its Certificate of Incorporation or Bylaws, except to the extent necessary to effect the transactions contemplated by this Agreement;

     (2) Issue, sell or otherwise dispose of any shares of capital stock or any securities convertible into or representing a right or option to purchase any such shares of capital stock, or enter into other agreements to issue or sell any capital stock or any other securities of Margate, or split, combine or reclassify any of its capital stock;

     (3) Purchase, redeem, retire or otherwise acquire, or sell, hypothecate, pledge or otherwise encumber, any of its securities;

     (4) Declare, set aside, make or pay any distributions to any security holder except as contemplated in Section 4.4;

     (5) Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of Margate arising under this Agreement;

     (6) Make any loan, advance or commitment to extend credit to any of its officers, directors or employees, or shareholders, or any affiliated or related persons of such officers, directors, employees or shareholders; or enter into any agreement, understanding or commitment, written or oral, which obligates Margate, its successors or assigns, to make any loan or advance or payment to any of its officers, directors, employees or shareholders or to any affiliated or related persons of any such officers, directors, employees or shareholders, except for loans on commercially reasonable terms in amounts not exceeding the exercise price of any options disclosed on Schedule 2.2 that have vested and are being exercised by an officer, employee or director;

     (7) Acquire, or enter into an agreement to acquire direct or indirect ownership or control of shares of any other corporation, or of any interest in any partnership, joint venture, limited liability company, association or similar organization;

     (8) Sell, transfer, dispose of, license or grant any right to utilize any of its material assets or properties, except in the ordinary course of business consistent with past practice;

     (9) Enter into any commitment, activity or transaction not in the ordinary course of business;

     (10) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in Schedule 2.14(a);

     (11) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Margate or guarantee any debt securities of others, except that Margate may incur indebtedness for valid business purposes in amounts and upon terms and conditions consistent with past practice;

     (12) Grant any severance or termination pay to any director, officer or other employee or consultant, except in the ordinary course of business consistent with past practice or as required under any collective bargaining agreement disclosed on Schedule 2.14;

     (13) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, increase the salaries or wage rates of its employees or, except in the ordinary course of business and consistent with past practices, extend any employment offer;

     (14) Take any action that could jeopardize the tax-free reorganization hereunder;

     (15) Pay, discharge or satisfy, any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Current Balance Sheet;

     (16) Waive or commit to waive any material rights, except for amounts payable to Margate by New Haven Foundry Inc. representing accounts receivable in respect of prior periods not exceeding 90 days at any one time, which payments may be deferred on terms and conditions consistent with past practice; and

     (17) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business.

     With respect to the matters described in clauses (7) through (13) and clauses (15) and (16) of this Section 4.1(b), B2B agrees that it shall not unreasonably withhold any request to grant its consent to an action specified therein.

     4.2  CONDUCT OF BUSINESS OF B2B.   (a)  Except as otherwise consented
to in writing in advance by Margate, from the date of execution of this Agreement until the Closing or the date of termination of this Agreement, B2B will not:

     (1) Amend its Certificate of Incorporation or Bylaws, except to the extent necessary to effect the transactions contemplated by this Agreement;

     (2) Issue, sell or otherwise dispose of any shares of capital stock or any securities convertible into or representing a right or option to purchase any such shares of capital stock, or enter into other agreements to issue or sell any capital stock or any other securities of B2B, or split, combine or reclassify any of its capital stock, except to the extent required to raise the Funding Commitment (as defined below);

     (3) Purchase, redeem, retire or otherwise acquire, or sell, hypothecate, pledge or otherwise encumber, any of its securities;

     (4) Declare, set aside, make or pay any distributions to any security holder;

     (5) Enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of Margate arising under this Agreement; or

     (6) take any action that would prevent or impede the Reorganization and Merger from qualifying as a reorganization under Section 368(a) of the Code.

     (b) B2B will use its best efforts to perform all covenants and agreements required to be performed by it under this Agreement.

     4.3 NO SOLICITATION. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, each of Margate and B2B agrees that it will not, and will not permit any of its respective officers, directors, stockholders, agents, representatives or affiliates (any of the foregoing, a "REPRESENTATIVE") to, directly or indirectly, take any of the following actions with any person or entity other than a party to this Agreement: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Margate or B2B, whether by way of merger, purchase of Common Stock or any equity interest, purchase of assets or otherwise,
(b) except as required by law, provide information with respect to it to any person, other than a party hereto and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Margate or B2B, whether by way of merger, purchase of Common Stock or any equity interest, purchase of assets or otherwise, (c) enter into an agreement with any person, other than a party hereto and its designees, providing for the acquisition of Margate or B2B, whether by way of merger, purchase of Common Stock or any equity interest, purchase of assets or otherwise, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Margate or B2B by any person other than a party hereto, whether by way of merger, purchase of Common Stock or any equity interest, purchase of assets or otherwise. The taking of any action described in clauses (a) through (d) above by any Representative shall be deemed a material breach by the corresponding party of this Agreement.

     4.4 DIVIDEND AUTHORIZATION. Notwithstanding the foregoing provisions of this Article IV, so long as management confirms in writing that it believes, taking into account Margate's historical performance as well as its current business and future prospects, that Margate will have sufficient funds from cash flow to meet all of its day to day operating expenses and costs of doing business for the next eighteen months, prior to the effectiveness of the Reorganization and Merger Margate may declare and pay a dividend to its shareholders prior to the Effective Time in an amount not exceeding fifty cents ($.50) per share.

     4.5 EXTRAORDINARY ACTIONS. Notwithstanding anything contained in this Article IV to the contrary, if Margate proposes to take any Extraordinary Action (as defined below) and if B2B does not consent thereto, then Margate shall have the option to proceed with such Extraordinary Action without B2B's consent, PROVIDED that if Margate so elects to proceed, B2B may in its absolute discretion terminate this Agreement upon notice to Margate. The term "Extraordinary Action" shall mean (i) any relocation, discontinuation or termination of a material portion of the operations of Margate or any of its subsidiaries, or (ii) any capital expenditure in an amount exceeding $600,000 which is incurred in order to comply with a requirement of law or an order of a governmental authority, or (iii) any deferral or restructuring of payments due from New Haven Foundry Inc. in an amount exceeding $500,000 if, in the good faith judgment of Margate's Board of Directors, the failure to defer or restructure such payment would have a Material Adverse Effect.

     4.6 REQUESTS FOR CONSENT. If either party provides the other with a written request for a consent to any action specified in Sections 4.1 or
4.2 herein, the such other party shall promptly provide a written response indicating whether or not it consents to the action specified in the initial request.

     4.7 FAILURE TO COMPLY WITH LAW. In the event that Margate fails to comply with any law, governmental regulation, rule, ordinance, judicial order, judgment or decree applicable to its business, assets or properties, Margate shall indemnify and hold Holding Company harmless from and against any and all losses, claims, damages or liabilities to which Holding Company may be subject resulting from or relating to Margate's failure to so comply.

                                ARTICLE V

                          ADDITIONAL AGREEMENTS

     5.1 INCORPORATION OF HOLDING COMPANY AND MERGER SUB 1 AND MERGER SUB 2. Promptly after the execution of this Agreement, Margate shall cause each of Holding Company, Merger Sub 1 and Merger Sub 2 to be formed as a Delaware corporation, provided that the Certificate of Incorporation and Bylaws of each of Holding Company, Merger Sub 1 and Merger Sub 2 shall be substantially in the form provided to and approved by B2B prior to Closing.

     5.2 STOCKHOLDER MEETINGS.

          (a) Margate shall take all lawful action to (i) cause a special meeting of its stockholders to be duly called and held as soon as practicable after the effectiveness of the Form S-4 to be filed in connection with the Reorganization and the Merger, for the purpose of voting on the approval and adoption of the terms of this Agreement, the Reorganization and the Merger and (ii) solicit proxies from its stockholders to obtain the requisite vote for the approval and adoption of this Agreement, the Reorganization and the Merger. The Board of Directors of Margate shall recommend approval and adoption of this Agreement, the Reorganization and the Merger by its stockholders and the Board of Directors shall not withdraw, amend or modify in a manner adverse to B2B such recommendation (or announce publicly its intention to do so).

          (b) B2B shall take all lawful action to (i) cause the stockholders of B2B to execute a unanimous written consent approving the terms of this Agreement, or (ii) cause a special meeting of its stockholders to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger and solicit proxies from its stockholders to obtain the requisite vote for the approval and adoption of this Agreement and the Merger. The Board of Directors of B2B shall recommend approval and adoption of this Agreement and the Merger by its stockholders and the Board of Directors shall not withdraw, amend or modify in a manner adverse to Margate such recommendation (or announce publicly its intention to do so).

          (c) Holding Company, as sole stockholder of Merger Subsidiary, shall execute a written consent or otherwise take such steps as may be necessary (i) to satisfy applicable stockholder approval requirements relating to the Merger and (ii) to maintain the existing management of Margate for not less than three years.

     5.3 REGISTRATION OF Securities. As soon as practicable after the date hereof, Holding Company shall file with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-4, or such other form as may be appropriate for the purpose of registering the Holding Company Shares to be issued to the B2B shareholders pursuant to the

Merger. Holding Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon as possible. Prior to filing, Holding Company shall consult with B2B and provide B2B with a full opportunity to review and comment on all portions of the Prospectus/Proxy Statement and Registration Statement. B2B shall cooperate with Holding Company and its counsel in the preparation of the Registration Statement and shall provide all information and documents reasonably requested, including financial statements as shall be required, in connection with preparation of such Registration Statement.

     5.4 HOLDING COMPANY MANAGEMENT. Following the Reorganization and the Merger, the Board of Directors for the Holding Company shall consist of five members, two of which shall be designees of Margate reasonably acceptable to B2B and the remainder of which shall be designees of B2B. Management of Holding Company shall be designated by B2B. The By-laws of the Holding Company shall provide that a majority of the members of the Board of Directors, including one of Margate's designees, shall be required
(i) to approve (in Holding Company's capacity as sole stockholder of the entity that survives the merger of Merger Sub 1 into Margate) any of the transactions contemplated by Section 5.21 hereof and (ii) to amend the bylaw provision referred to in clause (I).

     5.5 MARGATE MANAGEMENT. Following the Reorganization and the Merger, the Holding Company shall cause the Board of Directors of Margate to consist of the same five persons who serve as directors as of the date hereof plus one director appointed by B2B.

     5.6 LOCKUP. (a) During the period commencing on the date hereof and ending on the earlier of a termination of this Agreement or 90 days following the Closing Date, the officers and directors of Margate agree that they will not, without the prior written consent of B2B, directly or indirectly, sell, offer, offer to sell, grant an option for the sale of, transfer, assign, pledge, hypothecate or otherwise encumber any securities of Margate, the Holding Company or any other successor of Margate, or otherwise dispose of any interest therein; provided, however, that officers and directors of Margate may make gifts of stock to or for the benefit of family members provided that such transferee executes an agreement pursuant to which such transferee agrees to remain bound by the lockup period described herein as if such transferee were an officer or director of Margate.

          (b) During the period commencing on the date hereof and ending on the earlier of a termination of this Agreement or 90 days following the Closing Date, the officers and directors of B2B agree that they will not, without the prior written consent of Margate, directly or indirectly, sell, offer, offer to sell, grant an option for the sale of, transfer, assign, pledge, hypothecate or otherwise encumber any securities of Margate, the Holding Company or any other successor of Margate, or otherwise dispose of any interest therein; provided, however, that officers and directors of B2B may make gifts of stock to or for the benefit of family members provided that such transferee executes an agreement pursuant to which such transferee agrees to remain bound by the lockup period described herein as if such transferee were an officer or director of B2B.

     5.7 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Reorganization, the Merger and the other transactions contemplated by this Agreement.

     5.8 ACCESS TO INFORMATION. Until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.1, Margate shall afford B2B and its accountants, counsel and other representatives, reasonable access during normal business hours to (a) all of Margate's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Margate as B2B may reasonably request and (c) all key employees of Margate as identified by B2B. Margate agrees to provide to B2B and its accountants, counsel and other representatives copies of internal financial statements (including supporting documentation) promptly upon request. B2B shall provide Margate with copies of such information about B2B as Margate may reasonably request and shall provide Margate with reasonable access to appropriate members of its management in this regard. No information or knowledge obtained in any investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.9 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to
Section 5.8, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential for a period of five (5) years following any termination of this Agreement; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action) or (f) which is disclosed in the course of any litigation between any of the parties hereto. Notwithstanding the foregoing, it is acknowledged that Holding Company may publicly disclose the material terms of this

Agreement following the date hereof to the extent required under applicable securities laws, in a manner reasonably satisfactory to B2B.

     5.10 EXPENSES. Subject to the consummation of the Merger, all fees and expenses incurred in connection with the Merger including, without limitation, all legal fees, accounting fees, registration fees, printing costs, transfer agent fees, listing fees and all other fees and expenses of third parties shall be borne equally by Margate and B2B. If the Merger is not consummated, each party shall bear its own fees and expenses in connection with this Agreement.

     5.11  PUBLIC DISCLOSURE.   Each of Holding Company, Merger Sub 1,
Merger Sub 2 , Margate and B2B will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, Inc..

     5.12 CONSENTS. Margate shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve all rights of and benefits to Margate thereunder.

     5.13 NOTIFICATION OF CERTAIN MATTERS. Margate shall give prompt notice to B2B, and B2B shall give prompt notice to Margate, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of Margate or B2B, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Margate or B2B, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.14 REGISTRATION STATEMENT. As promptly as practicable following the Closing Date, Holding Company shall take all required actions, if any, to file a registration statement on Form S-8 with the SEC with respect to the shares of Holding Company Common Stock issuable with respect to Replacement Options.

     5.15  INTENTIONALLY OMITTED.

     5.16 EMPLOYMENT AGREEMENTS. Each of David Widlak, Ken Hopton and William Hopton will enter into an employment agreement with Margate substantially in the form of Exhibit A attached hereto, which employment agreements shall become effective prior to the Effective Time.

     5.17 NASDAQ RULES. Margate shall comply with all rules and regulations of the Nasdaq Stock Market, Inc. applicable to it in connection with the Reorganization and the Merger.

     5.18 SEC REPORTS. Between the date of this agreement and the Closing Date, Margate and Holding Company shall file all reports and other filings required to be filed by them under the Securities Exchange Act of 1934 and shall deliver to B2B, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, that Margate files with the SEC.

     5.19 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.20  ISSUANCE OF ADDITIONAL HOLDING COMPANY SHARES.  As provided in
Section 1.6 above, except as set forth below, for a period of twelve months from the Effective Time of the Reorganization and Merger, the Margate shareholders as of the date of this Agreement ("Pre-Existing Margate Shareholders") shall own at least 10.06 percent of the issued and outstanding shares of stock in the Holding Company. B2B, the Holding
Company and Margate agree that said ownership percentage of the Pre-Existing Margate Shareholders shall not be diluted from and after the Closing through such twelve month period, whether by the issuance of additional Holding Company Shares or options or securities convertible into Holding Company Shares, unless: (a) upon the majority vote of the Holding Company board of directors including the affirmative vote of at least one of Margate's representatives; (b) the issuance of additional shares of stock in the Holding Company is for cash consideration equal to the fair market value of the stock issued in an exempt or non-exempt offering exceeding $500,000, or (c) the issuance of Holding Company Common Stock or options to purchase such common stock at the fair market value thereof to newly hired management or employees as a term of their employment (it being understood that no person employed by B2B as of the date hereof shall be deemed a newly hired employee of Holding Company for purposes of this Section).

     5.21 FUNDAMENTAL CHANGES EFFECTING MARGATE. Holding Company, B2B and Margate agree that from and after the Effective Time, Margate shall continue as an independently operated and managed subsidiary of the Holding Company managed by its current board of directors plus the director to be appointed by B2B pursuant to Section 5.5, and that any of the following actions or events (hereinafter referred to as "Fundamental Changes") shall require the affirmative vote of a majority of the board of directors of the Holding Company including the affirmative vote of at least one of the Margate representatives:

          (a) Any sale, transfer, assignment or encumbrance of any of the shares of Margate or any successor subsidiary corporation of the Holding Company containing the Margate assets and business operations.

          (b) Any sale, transfer, assignment or encumbrance of the assets of Margate (except for sales in the ordinary course of business as conducted by Margate's board of directors and/or officers) or the assets of any successor subsidiary corporation of the Holding Company which owns the assets and business operations currently conducted by Margate.

          (c) Any merger, reorganization or recapitalization involving shares of stock of Margate or any other transaction which would otherwise result in Margate ceasing to be a wholly owned subsidiary of the Holding Company.

          (d) Any transfer of funds, cash or other assets from Margate to the Holding Company or any affiliated entity of the Holding Company whether in the form of a dividend, distribution or otherwise or any transfer of funds, cash or other assets from the Holding Company to Margate whether in the form of a loan or an investment therein.

          (e) Any charge against the assets or books of Margate of any cost, expenses or burden of the Holding Company.

     5.22 B2B FUNDING COMMITMENT. B2B shall cause a minimum amount of $8,000,000 cash to be deposited as a capital contribution with, and be available for use by, the Holding Company at least one day prior to the Closing ("Funding Commitment"); PROVIDED, HOWEVER, that (i) prior to the Closing B2B shall be entitled to expend up to $500,000 of the Funding Commitment for legitimate costs and expenses relating to B2B's business, and (ii) to the extent the Closing does not take place within a period of one hundred twenty (120) days after the date of this Agreement, B2B shall be entitled to expend an additional $75,000 of the Funding Commitment (over and above the $500,000 referred to in clause (i) above) for each 30-day period (or portion thereof) that the Closing is delayed beyond such 120-day period. All such amounts expended in accordance with clauses (i) and (ii) of the preceding sentence shall be deemed part of the Funding Commitment and shall be fully credited on a dollar for dollar basis.

          5.23 UPDATING OF SCHEDULES. Margate shall, to the extent necessary or appropriate, update all of the Schedules to this Agreement on or prior to the Closing and deliver such updated Schedules at the Closing. Such updated Schedules shall be deemed the Schedules to this Agreement as of the Closing Date.


                               ARTICLE VI

                        CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) B2B STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of B2B by the requisite vote under applicable law and B2B's Certificate of Incorporation.

          (b)  MARGATE SHAREHOLDER APPROVAL.  This Agreement, the
Reorganization, the Merger and the other transactions contemplated hereby shall have been approved by the shareholders of Margate by the requisite vote under applicable law and Margate's Certificate of Incorporation.

          (c) EMPLOYMENT AGREEMENTS. Each of David Widlak, Ken Hopton and William Hopton shall have executed and delivered to Margate an Employment Agreement substantially in the form of Exhibit A and such Employment Agreement shall be in full force and effect.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF B2B. The obligations of B2B to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by B2B:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Margate contained in this Agreement shall have been true and correct in all material respects when made on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time.

          (b) AGREEMENTS AND COVENANTS. Margate, Holding Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

          (c) EXECUTION OF AGREEMENT. Each of Holding Company and Merger Sub shall have duly executed and delivered this Agreement to B2B.

          (d) REGISTRATION STATEMENT. Holding Company shall have filed with the SEC the Registration Statement on Form S-4, or such other form as may be appropriate for the purpose of registering the Holding Company Shares to be issued to the B2B shareholders pursuant to the Merger and such Registration Statement shall have been declared effective by the SEC.

          (e) STATE SECURITIES LAW REQUIREMENTS. Holding Company shall have made all filings and done all other things necessary to cause the issuance of the Holding Company Shares pursuant to the Merger to be qualified or exempt from registration under all applicable state securities laws.

          (f) MATERIAL ADVERSE EFFECT. There shall not have occurred any event, effect or change that has or would reasonably be expected to have a Material Adverse Effect on Margate and its subsidiaries taken as a whole.

          (g) CONSENTS. B2B shall have been furnished with evidence satisfactory to it that Margate has obtained the consents, approvals and waivers required from any Governmental Entity or any party to an agreement with Margate or other third party, all as set forth in Schedule 2.5.

          (h) CERTIFICATE OF MARGATE. B2B shall have been provided with a certificate executed on behalf of Margate by an executive officer to the effect that, as of the Effective Time the conditions set forth in this
Section 6.2 have been satisfied.

          (i) LEGAL OPINION. B2B shall have received a legal opinion from O'Reilly, Rancilio, Nitz, Andrews, Turnbull & Scott, P.C., counsel to Margate, in form and substance reasonably acceptable to B2B and its counsel.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF MARGATE. The obligation of Margate to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Margate:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of B2B contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time.

          (b) AGREEMENTS AND COVENANTS. B2B shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) FAIRNESS OPINION. The Board of Directors of Margate shall have received a written opinion from an investment banking or financial services firm to the effect that the terms of the Merger are fair to the shareholders of Margate from a financial point of view, it being understood that Margate shall use its best efforts to obtain such opinion.

          (d) LEGAL OPINION. Margate shall have received a legal opinion from Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., counsel to B2B, in form and substance reasonably acceptable to Margate and its counsel.

          (e) CERTIFICATE OF B2B. Margate shall have been provided with a certificate on behalf of B2B by an executive officer to the effect that, as of the Effective Time, the conditions set forth in Section 6.3(a) and 6.3(b) have been satisfied.

                               ARTICLE VII

                    TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. Except as provided in Section 7.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)  by mutual consent of Margate and B2B;

          (b) by Margate or B2B if: (i) there shall be a final nonappealable order of a foreign, federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by either Margate or B2B if such party is not in material breach of its obligations under this Agreement and if the Effective Time has not occurred before 5:00 p.m. (New York City time) on January 16, 2001; PROVIDED that the right to terminate this Agreement under this clause 7.1(c) shall not be available to any party if its failure to fulfill any obligation hereunder has been a principal cause of the failure of the Effective Time to occur on or before such date of termination; PROVIDED, FURTHER, that if the Form S-4 to be filed in connection with the Reorganization and Merger is declared effective within 45 days prior to January 16, 2001, then the right to terminate under this clause 7.1(c) shall not be available to any party until the 46th day after such effective date.

          (d) by Margate if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of B2B and such breach has not been cured within ten
(10) business days after written notice to B2B; PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (e) by B2B if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Margate, Holding Company or Merger Sub and such breach has not been cured within ten (10) business days after written notice to Margate; PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (f) by B2B if an event, effect or change having or which reasonably would be expected to have a Material Adverse Effect on Margate shall have occurred after the date of this Agreement;

          (g) by Margate if an event, effect or change having a Material Adverse Effect on B2B shall have occurred after the date of this Agreement; or

          (h)  by B2B pursuant to Section 4.5 herein.

     EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of B2B, Margate, Holding Company or Merger Sub, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.9, 5.10 and 5.11 and this Section 7.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     AMENDMENT. Except as is otherwise required by applicable law after the stockholders of Margate approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     EXTENSION; WAIVER. At any time prior to the Effective Time, Margate, on the one hand, and B2B, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           GENERAL PROVISIONS



     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and the Closing hereunder.

     (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) PROVIDED, HOWEVER, that notices sent by mail will not be deemed given until received:

               if to Margate, Holding Company or merger Sub, to:

               Margate Industries, Inc.
               129 N. Main
               Yale, MI  48097
               Attention:  David A. Widlak
               Facsimile No.:  810-387-3719

               with a copy to:

               O'Reilly, Rancilio, Nitz, Andrews, Turnbull & Scott, P.C. 12900 Hall Road, Suite 350
               Sterling Heights, Michigan  48313-1151
               Attention:  Charles E. Turnbull, Esq.
               Facsimile No:  810-726-1560



               if to B2B, to:

               B2B Euro Wireless.com, Inc.
               599 Broadway, Suite 803
               New York, NY 10002
               Attention: President
               Facsimile No.: 212-226-6791

               with a copy to:

               Zevnik Horton Guibord McGovern
               Palmer & Fognani, L.L.P.
               1330 Avenue of the Americas
               Eleventh Floor
               New York, NY 10019
               Attention: Scott A. Ziegler, Esq.
               Facsimile No.:  (212) 319-7605

     INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned prior to the Effective Time.

     SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in any Federal Court located in the State of New York and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to be laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.







              [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, B2B, Margate, Holding Company, Merger Sub 1 and Merger Sub 2 have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

B2B EURO WIRELESS.COM, INC.         MARGATE INDUSTRIES, INC.

By:___________________________      By:___________________________

Name:_________________________      Name:_________________________

Title:________________________      Title:________________________


HOLDING COMPANY                     MERGER SUB 1

By:___________________________      By:___________________________

Name:_________________________      Name:_________________________

Title:________________________      Title:________________________


MERGER SUB 2

By:___________________________

Name:_________________________

Title:________________________